Exhibit 10.1

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE

BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE BOEING COMPANY

SUPPLEMENTAL SAVINGS PLAN

Effective January 1, 2019

TABLE OF CONTENTS

ARTICLE I Introduction		1
ARTICLE II Definitions		2
2.1	Account	2
2.2	Affiliate or Subsidiary	2
2.3	Authorized Period of Absence	2
2.4	Base Salary Rate	2
2.5	Beneficiary	2
2.6	Code	2
2.7	Committee	2
2.8	Company	3
2.9	Company Matching Contribution	3
2.10	Compensation	3
2.11	Controlled Group	3
2.12	Deferral Contribution	3
2.13	Deferral Election	3
2.14	Earnings Credits	3
2.15	Eligible Employee	3
2.16	Employee	4
2.17	Legacy SBP	4
2.18	Participant	4
2.19	Plan	4
2.20	Plan Year	4
2.21	Restoration Benefit	4
2.22	SSP+ Company Contribution	4
2.23	Separation from Service	4
2.24	Specified Employee	5
2.25	Unforeseeable Emergency	5
2.26	VIP	5
ARTICLE III Eligibility and Benefits		6
3.1	Plan Eligibility	6
3.2	Plan Participation	7
3.3	Deferral Elections	7
3.4	Deferral Contributions	8
3.5	Company Matching Contributions	8
3.6	SSP+ Company Contributions	9
3.7	Vesting	9
3.8	Cancellation of Deferral Election Due to Unforeseeable Emergency	9
ARTICLE IV Distributions		10
4.1	Form and Timing of Distribution	10
4.2	Death Benefits	13
4.3	Rehires and Authorized Periods of Absence/Reduced Level of Services	13
ARTICLE V Accounts		16
5.1	Participant Accounts	16
5.2	Earnings Credits	16
5.3	Investment Election Changes and Restrictions	18

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5.4	Missing Participants and Improper Credits	18
ARTICLE VI Administration		19
6.1	Plan Administration	19
6.2	Claims Procedure	19
ARTICLE VII Amendment and Termination		20
ARTICLE VIII Miscellaneous		21
8.1	No Employment Rights	21
8.2	Anti-Assignment	21
8.3	Unfunded Status of Plan	21
8.4	Delays or Acceleration in Payment	21
8.5	Involuntary Inclusion in Income	21
8.6	Compliance with Code Section 409A	22
8.7	Construction	22
8.8	Legal Action	22
8.9	Tax Withholding	22

APPENDIX A List of Excluded Employers

APPENDIX B List of Participating Unions

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ARTICLE I

Introduction

The Boeing Company Supplemental Savings Plan (Plan) is established effective January 1, 2019, by The Boeing Company. The first enrollment period with respect to the Plan will take place in late 2018.

This Plan will accept a one-time transfer of accounts from the Legacy SBP to this Plan effective January 1, 2019, with respect to the following individuals: (A) each Employee who is an Eligible Employee on January 1, 2019, and was a participant in the Restoration Benefit of the Legacy SBP prior to 2019; and (B) each other current or former Employee who is not and has never been on the E-Series Payroll (as such term was defined in the Legacy SBP), such that the Employee’s benefit under the Legacy SBP is limited to the Restoration Benefit under such plan.

The purpose of the Plan is to restore the benefits of certain employees under The Boeing Company Voluntary Investment Plan, to the extent that these qualified plan benefits are limited by Code section 415. The Plan is a nonqualified deferred compensation plan subject to Code section 409A.

The Plan is intended to be an excess benefit plan as defined in section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

ARTICLE II

Definitions

2.1	Account

“Account” means the recordkeeping account established for each Participant, for purposes of accounting for his or her Deferral Contributions, Company Matching Contributions, and SSP+ Company Contributions and the Earnings Credits thereon.

A Participant’s Account also will reflect any amounts transferred from other excess benefit plans, including the Legacy SBP. See Section 5.1 for additional details.

2.2	Affiliate or Subsidiary

“Affiliate” or “Subsidiary” means a member of a controlled group of corporations (as defined in Code section 1563(a), determined without regard to Code sections 1563(a)(4) and (e)(3)(c)), a group of trades or businesses (whether incorporated or not) which are under common control within the meaning of Code section 414(c), or an affiliated service group (as defined in Code sections 414(m) or 414(o)), in each case of which The Boeing Company is a part.

2.3	Authorized Period of Absence

“Authorized Period of Absence” means a leave of absence approved by the Company.

2.4	Base Salary Rate

“Base Salary Rate” means an Employee’s annual base rate of pay from the Company.

2.5	Beneficiary

“Beneficiary” means the person or persons designated by a Participant under the VIP to receive any benefit payable from the VIP upon the death of the Participant. If no designation is filed under the VIP, or if the designated beneficiary does not survive the Participant, the default beneficiary rules stated in the VIP will apply to determine the Beneficiary under the Plan.

2.6	Code

“Code” means the Internal Revenue Code of 1986, as amended.

2.7	Committee

“Committee” means the Employee Benefit Plans Committee of The Boeing Company.

2.8	Company

“Company” means The Boeing Company, its successors in interest, and any Affiliate or Subsidiary that has adopted this Plan with the consent of The Boeing Company. An Affiliate or Subsidiary is deemed to have adopted this Plan if the Affiliate or Subsidiary (a) participates in the VIP and (b) is not an excluded employer for purposes of this Plan. A list of excluded employers, as updated from time to time, is attached hereto as Appendix A.

2.9	Company Matching Contribution

“Company Matching Contribution” means the amount credited to a Participant’s Account under Section 3.5.

2.10	Compensation

“Compensation” means a Participant’s Compensation as defined under the VIP, subject to the limitation on Compensation under Code section 401(a)(17). In no event will Compensation include Lump Sum Award Payments, as defined in the VIP, nor payments under any incentive compensation plan or performance award plan, without regard to whether they are included in compensation under the VIP. Notwithstanding anything herein to the contrary, Compensation does not include amounts earned while an Employee is represented by a union with a collective bargaining agreement covering such Employee that does not provide for participation in the Plan.

2.11	Controlled Group

“Controlled Group” means the Company and any Affiliate or Subsidiary.

2.12	Deferral Contribution

“Deferral Contribution” means the portion of a Participant’s Compensation, if any, that he or she elects to defer on a pre-tax basis under this Plan in accordance with Sections 3.3 and 3.4.

2.13	Deferral Election

“Deferral Election” means the election made by an Eligible Employee to defer a portion of his or her Compensation under this Plan in accordance with Section 3.3.

2.14	Earnings Credits

“Earnings Credits” means the adjustment to a Participant’s Account under Section 5.2, which may be positive or negative.

2.15	Eligible Employee

“Eligible Employee” means, with respect to any Plan Year, an Employee who has satisfied the requirements of Section 3.1. Notwithstanding the foregoing, an Employee shall not be considered an Eligible Employee hereunder if the Committee has excluded his or her employer from participation in the Plan. A list of excluded employers, as updated from time to time, is attached hereto as Appendix A.

2.16	Employee

“Employee” means any person who is employed as a common law employee by any member of the Controlled Group.

2.17	Legacy SBP

“Legacy SBP” means the Supplemental Benefit Plan for Employees of The Boeing Company as in effect prior to January 1, 2019.

2.18	Participant

“Participant” means (i) an Eligible Employee who has elected to defer Compensation or who is eligible to receive SSP+ Company Contributions in accordance with Article III, or (ii) for purposes of Articles IV through VIII only, an Employee or former Employee who has amounts credited to his or her Account.

2.19	Plan

“Plan” means The Boeing Company Supplemental Savings Plan as herein set forth, together with any amendments that may be adopted from time to time.

2.20	Plan Year

“Plan Year” means the calendar year.

2.21	Restoration Benefit

“Restoration Benefit” means the benefit provided under Article III, comprised of Deferral Contributions, Company Matching Contributions and SSP+ Company Contributions, as applicable, and Earnings Credits thereon.

2.22	SSP+ Company Contribution

“SSP+ Company Contribution” means the benefit provided under Section 3.6.

2.23	Separation from Service

“Separation from Service” or “Separates from Service” means an Employee’s death, retirement or termination of employment from the Controlled Group within the meaning of Code section 409A. For purposes of determining whether a Separation from Service has occurred, Affiliates and Subsidiaries are defined by using the language “at least 80 percent” to define the controlled group under Code section 1563(a) in lieu of the 50 percent default rule stated in Treasury Regulation section 1.409A-1(h)(3).

A Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by an Employee to less than 50 percent of the average level of services performed by the Employee during the immediately preceding 36-month period.

2.24	Specified Employee

“Specified Employee” means an Employee who is a “specified employee” within the meaning of Code section 409A. Specified Employee status is determined on the last day of the prior Plan Year, to take effect as of April 1 of the Plan Year for a 12-month period. Notwithstanding the foregoing, Specified Employees shall be determined by including the employees who are reasonably determined to be the 75 top-paid officers of the Controlled Group as of the determination date, rather than the 50 top-paid officers as provided under Code section 416(i)(1)(A), to the extent permitted under Code section 409A.

2.25	Unforeseeable Emergency

“Unforeseeable Emergency” means “unforeseeable emergency” within the meaning of Code section 409A, as determined by the Committee.

2.26	VIP

“VIP” means The Boeing Company Voluntary Investment Plan, as amended.

ARTICLE III

Eligibility and Benefits

3.1	Plan Eligibility

An Employee is eligible to make a Deferral Election for a Plan Year if he or she satisfies each of the conditions described in (A) - (D) below:

(A)	The Employee is eligible to participate in the VIP during such Plan Year.

(B)	The Employee is not eligible to participate in The Boeing Company Executive Supplemental Savings Plan for the Plan Year.

(C)

The Employee is, during the Plan Year, an Employee who is either (i) not covered by a collective bargaining agreement or (ii) is represented by a union with a collective bargaining agreement covering such Employee that specifically provides for participation in the Plan (or this type of an excess benefit plan). A list of unions with collective bargaining agreements providing for participation in the Plan (or this type of an excess benefit plan), as updated from time to time by the Committee, is attached hereto as Appendix B.

(D)

As of November 1st of the prior Plan Year, the Eligible Employee’s Base Salary Rate for such prior Plan Year equaled or exceeded the amount calculated as follows (rounded down to the nearest $1,000 increment):

The dollar limit imposed by section 415(c) of the Code for such prior Plan Year, divided by the percentage equal to the sum of (i), (ii) and (iii), as applicable.

(i)

The maximum percentage that an Employee can elect to contribute on a pre-tax, after-tax and/or Roth basis under the VIP, for the prior Plan Year (or such other rate approved by the Committee by November 1st to take effect under the VIP as of the following January).

(ii)

The maximum percentage that an Employee can receive as an Employer Matching Contribution under the VIP, for the Plan Year (or such other rate approved by the Committee by November 1st to take effect under the VIP as of the following January).

(iii)

The maximum percentage that the Employee can receive as a VIP+ Contribution or Special Company Retirement Contribution under the VIP, as applicable, for the prior Plan Year (or such other rate approved by the Committee by November 1st to take effect under the VIP as of the following January), based on the Employee’s anticipated age at the end of the Plan Year of participation, if applicable.

In addition, in order for an Employee to be eligible to make a Deferral Election for a Plan Year, the Employee must also satisfy the requirements of clauses (A) and (C) as of November 1st of the prior Plan Year.

If an Employee satisfies the requirements of this section for any portion of a Plan Year and has an irrevocable Deferral Election in place with respect to such Plan Year, then such Deferral Election shall continue in effect through the end of such Plan Year as provided in Section 3.3(C).

Notwithstanding the foregoing, an Employee shall not be eligible to participate in the Plan if the Committee has excluded his or her employer from participation in the Plan. A list of excluded employers, as updated from time to time, is attached hereto as Appendix A.

3.2	Plan Participation

The Plan has three components – Deferral Contributions, Matching Contributions, and SSP+ Company Contributions – collectively referred to as the Restoration Benefit. An Eligible Employee must make a timely Deferral Election, as described in Section 3.3, to participate in the Deferral Contributions and Matching Contributions components of the Plan. Deferral Contributions and Company Matching Contributions are described in Sections 3.4 and 3.5 below.

An Eligible Employee who receives a VIP+ Contribution or Special Company Retirement Contribution under the VIP, as applicable, will also, to the extent eligible, automatically become a Participant in the SSP+ Company Contributions component of the Plan when an SSP+ Company Contribution is made to the Eligible Employee’s Account, as described in Section 3.6 below.

3.3	Deferral Elections

(A)	Deferral Elections

A Participant’s Deferral Election must be executed and delivered to the Company in accordance with rules established by the Committee.

(B)	Timing of Elections

In general, the Deferral Election must be filed during the election period established by the Committee. The Deferral Election will become irrevocable as of the end of the election period, but in no event later than December 31 of the Plan Year in which the election is made.

Participants must execute a new Deferral Election to defer Compensation payable in each succeeding Plan Year (i.e., Deferral Elections are not “evergreen” – they do not carry-over from Plan Year to Plan Year).

See Section 3.8 for a limited exception to the general rule on the irrevocability of Deferral Elections, in the event of an Unforeseeable Emergency.

(C)	No Mid-Year Changes

Deferral Elections generally may not be modified during the Plan Year. Likewise, an Employee who makes a Deferral Election will be subject to restrictions on mid-year contribution election changes under the VIP, in accordance with the terms of the VIP.

If an Employee ceases to be an Eligible Employee during the Plan Year, the Employee’s Deferral Election in effect with respect to the Plan Year in which the Employee ceases to be an Eligible Employee (if any) shall remain in effect.

An Employee who becomes an Eligible Employee during a Plan Year (e.g., as a new hire, rehire or due to transfer to an eligible position) will not be eligible to make Deferral Contributions or to receive SSP+ Company Contributions under the Plan during such Plan Year.

3.4	Deferral Contributions

An Eligible Employee may elect to defer a percentage of his or her Compensation otherwise payable by the Company for a Plan Year by executing and delivering a Deferral Election, as described in Section 3.3 above. This percentage is limited to the maximum percentage described in Section 3.1(D)(i), as applicable to the Eligible Employee.

Deferral Contributions will be made from the Participant’s Compensation only after the Participant’s annual additions under the VIP for the applicable Plan Year reach the dollar limitation of Code section 415(c), as indexed.

Deferral Contributions will be credited to the Participant’s Account on the date the Compensation would otherwise be payable, or as soon thereafter as administratively feasible.

3.5	Company Matching Contributions

A Participant who defers Compensation pursuant to a Deferral Election under Section 3.3 will be credited with a Company Matching Contribution from the Company related to such Deferral Contributions. This Company Matching Contribution will equal a percentage (determined based on the matching contribution formula applicable to the Participant under the VIP for the Plan Year) of the Participant’s Deferral Contributions for the Plan Year, subject to a limit on the Participant’s Compensation from which Deferral Contributions are credited under this Plan for the Plan Year. This percentage is limited, however, to the maximum percentage described in Section 3.1(D)(ii), as applicable to the Participant.

Company Matching Contributions will be credited to the Participant’s Account on the date that the underlying Deferral Contribution is credited to the Participant’s Account.

3.6	SSP+ Company Contributions

An Eligible Employee who receives a VIP+ Contribution or Special Company Retirement Contribution under the VIP, as applicable, may be eligible to be credited with an SSP+ Company Contribution.

An SSP+ Company Contribution will be made by the Company on behalf of an eligible Participant during the Plan Year only after the Participant’s annual additions under the VIP for such Plan Year reach the dollar limitation of Code section 415(c), as indexed.

The SSP+ Company Contribution for a Plan Year will equal a percentage of the eligible Participant’s Compensation paid by the Company during the applicable pay periods within such Plan Year. This percentage will be equal to the VIP+ Contribution or Special Company Retirement Contribution percentage for which the Participant is eligible for such pay period under the VIP.

An SSP+ Company Contribution will be credited to the Participant’s Account on the date the underlying Compensation is payable, or as soon thereafter as administratively feasible.

3.7	Vesting

A Participant’s interest in his or her Account generally will be 100% vested at all times.

See Section 5.4 regarding missing participants and improper credits, Section 8.2 regarding anti-assignment, and Section 8.3 regarding the unfunded nature of this Plan.

3.8	Cancellation of Deferral Election Due to Unforeseeable Emergency

Notwithstanding the election procedures described in Section 3.3, a Participant in the Plan will be permitted to cancel an existing Deferral Election with regard to a Plan Year during that Plan Year, if the Participant incurs an Unforeseeable Emergency, as determined by the Committee.

If a Participant has elected and received a distribution due to an Unforeseeable Emergency under Section 4.1(G), the Participant will be deemed to have elected to cancel his or her Deferral Election for the remainder of the applicable Plan Year.

ARTICLE IV

Distributions

4.1	Form and Timing of Distribution

(A)	General Rule

A Participant may elect the form and timing of distribution with regard to his or her Account (including future Deferral Contributions, Company Matching Contributions, SSP+ Company Contributions, and Earnings Credits thereon) as described below, subject to the cash-out rule in subsection (C) below.

To be considered timely, the distribution election must be made at the same time the Participant makes his or her first Deferral Election or, if earlier, during the enrollment period immediately preceding the first Plan Year with respect to which the Participant receives SSP+ Company Contributions.

Any election made as to the form and timing of distribution, whether it is made with a Deferral Election or as a stand-alone distribution election, will apply to the Participant’s entire Account (including any Deferral Contributions, Company Matching Contributions, SSP+ Company Contributions, and Earnings Credits thereon) under this Plan.

If a Participant fails to make a timely election with regard to the timing of payment, then the Participant will be deemed to have elected to receive payment in January of the first Plan Year following the Participant’s Separation from Service. If a Participant fails to make a timely election with regard to the form of payment, then the Participant will be deemed to have elected to receive payment in a lump sum.

Notwithstanding the foregoing, if a Participant hereunder has an opening Account balance in this Plan as of January 1, 2019, as a result the transfer of the Participant’s account from the Legacy SBP, then the Participant’s distribution election with respect to the transferred account balances under the Legacy SBP (if any) will apply automatically to the transferred account balance and any future contributions credited under this Plan.

A Participant may change a distribution election (or deemed election) with respect to his or her entire Account after the initial distribution election is made (or deemed made), to the extent permitted and in accordance with the conditions stated under subsection (D) below.

(B)	Timing and Form of Distribution

(i)	Lump Sum Distribution

The lump sum distribution option is a single lump sum payment that will be made in the later of: (i) January of the first Plan Year following Separation from Service, or (ii) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (E) below), as elected by the Participant under this Section 4.1. The amount of such distribution will be based on the value of the Participant’s Account determined as of the date of payment.

(ii)	Installment Payment

The installment payment option is a series of annual installment payments for a period between 2 and 15 years, as elected by the Participant under this Section 4.1. The amount payable to the Participant each year generally shall be computed by dividing the balance in the Account (or the applicable portion of the Account) as of the date payment is made by the number of years remaining in the distribution period on the first day of January of such year. See Section 4.1(C) below for application of the cash-out rule to installment payments.

Annual installment payments, if elected, will begin the later of: (a) January of the first Plan Year following Separation from Service, or (b) January of the first Plan Year following the Participant’s attainment of a specified age (subject to (E) below), as elected by the Participant under this Section 4.1. Payments will continue to be made each January thereafter until the full amount of the Participant’s Account has been paid.

(C)	Cash-outs

Notwithstanding the foregoing, subject to the six-month delay in payment for Specified Employees under subsection (F), if a Participant has elected to receive installments and his or her remaining Account balance is $10,000 or less upon any scheduled payment date, the entire remaining balance will be paid in the form of a single lump sum at that time.

(D)	Changes to Distribution Election or Deemed Election

A Participant may change a distribution election (or deemed election) with regard to his or her entire Account only once after the initial distribution election is made (or deemed made). Such election must change the time of payment (consistent with the requirement of clause (iii) below) and may change the form of payment (from lump sum to installments, or vice versa). For avoidance of doubt, if a Participant (y) has an Account that includes a transfer from the Legacy SBP and (z) previously made a one-time election to change the Participant’s distribution election (or deemed election) while participating in the Legacy SBP, then such Participant will not be permitted to make another election under this subsection (D).

To the extent any such change would defer commencement of the Participant’s Account beyond both age 70 1⁄2 and Separation from Service, the changes will not be effective.

(i)	A new distribution election must be submitted to the Committee at least 12 months before the existing scheduled distribution date, and during the annual election period established by the Committee.

(ii)	The revised distribution election must not take effect for at least 12 months after it is made.

(iii)	The new distribution election must provide for an additional deferral period of at least 5 years beyond the original distribution date.

In no event can installment payments be changed or revoked once they have begun. In all cases, payments will be made in January.

(E)	Distributions At Age 70 1⁄2

Payment of benefits under this Plan will begin no later than the first January following the calendar year in which the Participant both attains (or would have attained) age 70 1⁄2 and is Separated from Service. Payment of benefits for Participants actively employed beyond age 70 1⁄2 will begin no later than the first January following the calendar year in which the Participant Separates from Service. Subject to subsection (D), any election made by a Participant to the contrary will not be effective.

(F)	Specified Employees

Notwithstanding anything to the contrary under this Article IV, a Specified Employee will not receive any distribution under this Plan during the six-month period immediately following his or her Separation from Service.

Subject to subsection (D) above, the Account of a Specified Employee will be distributed in the form elected (or deemed elected) under subsection (A) above. This distribution will be made or commence as of the latest of:

(i)	the time elected (or deemed elected) under subsection (A),

(ii)	the first day of the month following completion of the six-month waiting period (for Specified Employees who Separate from Service between July 1 and December 31), and

(iii)	January of the first Plan Year following Separation from Service (for Specified Employees who Separate from Service between January 1 and June 30).

If a Participant has elected installments, subsequent installment payments will be made in January of each successive year until the Account is exhausted.In the event of a Specified Employee’s death during the six-month waiting period, the waiting period will cease to apply. The Specified Employee’s benefits will be distributed in accordance with Section 4.2 (Death Benefits) below.

(G)	Distribution Due to Unforeseeable Emergency

A Participant or Beneficiary may elect to receive a distribution of all or a portion of his or her Account immediately, regardless of whether benefit payments have commenced, to the extent that the Participant or Beneficiary incurs an Unforeseeable Emergency, as determined by the Committee.

The amount of the distribution will be limited to the amount reasonably necessary to satisfy the emergency need, including any taxes or penalties reasonably anticipated to result from the distribution, as determined by the Committee.

4.2	Death Benefits

If a Participant dies before his or her entire Account has been distributed, the remaining Account will be distributed to his or her Beneficiary in accordance with the Participant’s election (or deemed election) as to form and timing filed with the Committee with regard to such Account. Distributions to the Beneficiary will be made at the same time (or as soon as practicable following the Company’s receipt of a notice of the Participant’s death) and in the same form as the payment otherwise would have been made to the Participant.

If a Beneficiary dies after the Participant, but before receiving the payment of all amounts due hereunder, then the unpaid amounts will be paid to the individual(s) designated (in accordance with the rules established by the Committee) by the Beneficiary as his or her beneficiary(ies), or if no such designation has been made (or if such individual(s) do(es) not survive to receive payment), then such unpaid amounts will be paid to the Beneficiary’s estate, in a single lump sum, as soon as practicable after the Beneficiary’s death.

4.3	Rehires and Authorized Periods of Absence/Reduced Level of Services

This Section 4.3 addresses the form and timing of payment for a Participant who is rehired by the Company following a Separation from Service, or who remains employed after a Separation from Service has occurred (for example, due to an extended Authorized Period of Absence or due to reduced level of services).

(A)	After Commencing Benefits

This subsection (A) applies to a Participant who has received or begun receiving benefits under the Plan because he or she has experienced a Separation from Service and has attained the specified age (if applicable).

(i)

Rehires. Installment payments that commenced prior to the Participant’s rehire with respect to Deferral Contributions made and contributions received before the Participant’s Separation from Service (“Old Account”) will not be suspended by reason of the Participant’s rehire. This Old Account will continue to be paid until exhausted, without regard to the period of rehire.

Deferral Contributions made and contributions received attributable to periods after the date of rehire (“New Account”) will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 4.1(B) (subject to the change rules in Section 4.1(D)), without regard to any Separation from Service that occurred prior to rehire. As a result, the New Account will be distributed in January following the Participant’s Separation from Service after rehire (subject to any 6-month delay for Specified Employees), in the form selected under the original distribution election or deemed election. This is because the Participant already has attained the specified age under Section 4.1(B) but has not yet experienced a Separation from Service attributable to the New Account.

(ii)

Authorized Period of Absence/Reduced Level of Services. To the extent a Participant made additional Deferral Contributions or received additional contributions while on an Authorized Period of Absence or during a period of a reduced level of services that constituted a Separation from Service under Code section 409A, such Deferral Contributions made and contributions received will be distributed in January of the first Plan Year following the year in which they are made, in accordance with the Participant’s earlier distribution election or deemed election. This is because the Participant has already satisfied the conditions for payment under Section 4.1(B); namely, he or she has attained the specified age and has experienced a Separation from Service attributable to such Deferral Contributions made and contributions received.

(B)	Before Commencing Benefits

This subsection (B) applies to a Participant who has not begun receiving benefits under the Plan.

(i)

Rehires. The rehired Participant’s Old Account will be distributed in accordance with the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 4.1(B) (subject to the change rules in Section 4.1(D)). This means that, for example, if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 4.1(B), then the Participant’s Old Account will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age, even if the Participant has not had a subsequent Separation from Service after rehire. This result will not change in the event that the Participant attains the specified age after the initial Separation from Service, but is rehired before benefits actually begin.

The Participant’s New Account will remain subject to the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 4.1(B) (subject to the change rules in Section 4.1(D)), without regard to any Separation from Service that occurred prior to rehire, as described in Section 4.3(B) above. As a result, the New Account will be distributed either (i) in January following the Participant’s Separation from Service after rehire, or (ii) in January following both the Participant’s Separation from Service after rehire and after attainment of the specified age, in accordance with the original distribution election or deemed election. This is because the Participant has not yet experienced a Separation from Service attributable to the New Account.

(ii)

Authorized Period of Absence/Reduced Level of Services. Any Deferral Contributions made or contributions received during an Authorized Period of Absence or a period of a reduced level of services will be distributed in accordance with the Participant’s earlier distribution election or deemed election as to the timing and form of payment under Section 4.1(B) (subject to the change rules in Section 4.1(D)). This means that, for example, if the Participant’s original distribution election selected benefits in the form of a lump sum (or installments) payable in January following attainment of a specified age under Section 4.1(B), then any Deferral Contributions made and contributions received during an Authorized Period of Absence or a period of a reduced level of services will be payable as a lump sum (or installments, if so elected) in January following the year in which he or she attains the specified age. This result will not change in the event that the Participant attains the specified age while on an Authorized Period of Absence or during a period of a reduced level of services, but resumes (or increases his or her level of) services before benefits actually begin.

ARTICLE V

Accounts

5.1	Participant Accounts

The Committee will establish and maintain an Account for each Participant, for each period of employment. Solely for this purpose, a period of employment will be treated as commencing upon a Participant’s eligibility for the Plan (following hire or rehire as applicable) and ending with his or her Separation from Service.

Each Account will be credited with Deferral Contributions, Company Matching Contributions, and SSP+ Company Contributions, as applicable for the relevant period of employment, as well as Earnings Credits described in Section 5.2 below. Each Account will be reduced as payments are made.

In addition, there will be a one-time transfer of accounts from the Legacy SBP to this Plan such that the opening Account balance in this Plan on January 1, 2019, shall be equal to the closing balance of the Restoration Benefit account in the Legacy SBP on December 31, 2018, with respect to the following individuals: (A) each Employee who is an Eligible Employee on January 1, 2019, and was a participant in the Restoration Benefit of the Legacy SBP prior to 2019 and (B) each other current or former Employee who is not and has never been on the E-Series Payroll (as such term was defined in the Legacy SBP), such that the Employee’s benefit under the Legacy SBP is limited to the Restoration Benefit under such plan.

See Section 8.3 regarding the unfunded nature of this Plan.

5.2	Earnings Credits

A Participant’s Account(s) will be credited, at the Participant’s (or, if applicable, Beneficiary’s) election, with earnings under one or more of the following, as the Participant elects and subject to any rules or limitations as may be imposed by the Committee: (i) the Interest Fund method, (ii) the Boeing Stock Fund method, or (iii) the Other Investment Funds method, each as described below. In the absence of an election, the Interest Fund method will be used.

(A)	Interest Fund Method

Under this method, a Participant’s Interest Fund method sub-account shall be adjusted daily in accordance with changes in the unit value of the sub-account to reflect interest, based on the Participant’s sub-account balance.

Interest will be calculated for each Plan Year as the mean between the high and low (during the first eleven months of the preceding Plan Year) yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc., rounded to the nearest 1⁄4th of one percent. Participants will be notified annually of the established interest rate.

(B)	Boeing Stock Fund Method

Under this method, a Participant’s Boeing Stock Fund sub-account shall be credited with the number of shares of the common stock of The Boeing Company that could be purchased with the amount credited to such sub-account, based on the Fair Market Value of the common stock of The Boeing Company on the day the sub-account is so credited (or on the next business day on which the New York Stock Exchange (the “Exchange”) is open, if the Exchange is closed on the day the sub-account is credited) excluding commissions, taxes, and other charges. Such number shall be recorded as stock units in the Participant’s sub-account, for bookkeeping purposes only. For purposes of the Plan, “Fair Market Value” means the mean of the high and low per share trading prices for the common stock of The Boeing Company as reported for the “New York Stock Exchange—Composite Transactions” for a single trading day. The number of stock units in a sub-account shall be appropriately adjusted to reflect stock splits, stock dividends, and other like adjustments in the common stock of The Boeing Company.

Each Participant’s Boeing Stock Fund sub-account periodically shall be credited with the number of shares of the common stock of The Boeing Company that could be purchased, as set forth in the preceding paragraph, with an amount equal to the cash dividends that would be payable on the number of shares of the common stock of The Boeing Company that equals the number of stock units in a Participant’s sub-account. The timing and methodology will mirror the VIP dividend process. Participants will be notified annually of the number of stock units, and the dividend equivalents, credited to their sub-account.

(C)	Other Investment Funds Method

Under this method, a Participant may choose to diversify his or her Other Investment Funds sub-account by electing that it be credited (or charged) with the expenses, income, gains and losses on investment funds similar to those offered under the VIP (excluding the Boeing Stock Fund and Stable Value Fund offered thereunder) as designated by the Committee from time to time, pursuant to an election by the Participant to have the Participant’s sub-account credited as though the Participant had elected to invest in such funds in such increments as the Participant will direct in accordance with rules established by the Committee or its delegates; provided that the Committee may disregard such elections in its discretion.

Earnings credits to a Participant’s Account(s) may be subject to valuation adjustments in accordance with the procedures established by the Committee; provided, in no event will the portion of a Participant’s Account(s) that has been distributed as of the time a valuation adjustment is made be subject to such valuation adjustment.

5.3	Investment Election Changes and Restrictions

A Participant may change how future additions to his or her Account(s) are deemed invested anytime during the Plan Year. The Participant may also transfer any portion of his or her sub-accounts from one fund method to another on a daily basis, provided that a Participant may not transfer funds from one method (or investment fund under such method) to another and back on the same day.

In addition, transfers cannot be made into the Boeing Stock Fund method for 30 calendar days after transferring funds out of the Boeing Stock Fund method. This restriction applies regardless of the number of units or the dollar value of the transfer. However, the Participant may continue to direct future additions into the Boeing Stock Fund method and make transfers out of this fund method at any time, subject to insider trading rules.

5.4	Missing Participants and Improper Credits

A Participant’s Account may be forfeited or reduced upon the occurrence of one of the following events, even if 100% vested:

(A)	The Committee is unable to locate a Participant or Beneficiary to distribute amounts from his or her Account (a “missing participant”).

(B)	The Committee recaptures amounts improperly credited to a Participant’s Account.

See also Section 8.2 regarding anti-assignment and Section 8.3 regarding the unfunded nature of this Plan.

ARTICLE VI

Administration

6.1	Plan Administration

The Plan shall be administered by the Committee. The Committee shall make such rules, interpretations, determinations of fact and computations as it may deem appropriate including (without limitation) requiring the use of an electronic or telephonic system for purposes of Participant elections and designations. Any decision of the Committee with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of Plan benefits, shall be conclusive and binding on all persons.

6.2	Claims Procedure

The procedures for making claims for benefits under the Plan and for having the denial of a benefits claim reviewed shall be the same as those procedures set forth in the VIP.

See Section 8.8 regarding limitations on subsequent legal action.

ARTICLE VII

Amendment and Termination

The Committee shall have the authority to amend or terminate the Plan at any time. The Committee may delegate its authority to amend the Plan at any time, in its sole discretion.

In the event of Plan amendment or termination, a Participant’s benefits under the Plan shall not be less than the Plan benefits to which the Participant would be entitled if the Participant had terminated employment immediately prior to such amendment or termination of the Plan, increased or decreased by any Earnings Credits attributable to periods on or after the effective date of such amendment or termination.

In general, upon the termination of the Plan with respect to any Participant, the affected Participant(s) will not be entitled to receive a distribution until the time specified in Article IV. Notwithstanding the foregoing, The Boeing Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire accrued benefit to the extent permitted under conditions set forth in Code section 409A and any IRS or Treasury guidance thereunder.

ARTICLE VIII

Miscellaneous

8.1	No Employment Rights

Nothing in the Plan shall be deemed to give any person any right to remain in the employ of the Company or other member of the Controlled Group, as applicable, or affect any right of the Company or other member of the Controlled Group, as applicable, to terminate a person’s employment with or without cause.

8.2	Anti-Assignment

No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, attachment, garnishment, or any other legal process. Any attempt to take such action shall be void and shall authorize the Committee, in its sole and absolute discretion, to forfeit all further right and interest in any benefit under this Plan. In addition, a Participant’s Account may be reduced by the amount of any tax obligation paid by the Company or other member of the Controlled Group, as applicable, on behalf of a Participant, Beneficiary, or any other person, if such individual fails to reimburse the Company or other member of the Controlled Group, as applicable, for such obligation.

8.3	Unfunded Status of Plan

No funds shall be segregated or earmarked for or in the Account of any current or former Participant, Beneficiary or other person under the Plan. However, the Company or other member of the Controlled Group, as applicable, may establish one or more trusts to assist in meeting its obligations under the Plan, the assets of which shall be subject to the claims of the general creditors of the Company or other member of the Controlled Group, as applicable. No current or former Participant, Beneficiary or other person, individually or as a member of a group, shall have any right, title or interest in any account, fund, grantor trust, or any asset that may be acquired by the Company or other member of the Controlled Group, as applicable, in respect of its obligations under the Plan (other than as a general creditor of the Company or other member of the Controlled Group, as applicable, with an unsecured claim against its general assets).

8.4	Delays or Acceleration in Payment

Payment of benefits under this Plan may be delayed or accelerated to the extent permitted by Code section 409A, as determined by the Committee.

8.5	Involuntary Inclusion in Income

If a determination is made that the Account of any Participant (or his or her Beneficiary) is subject to current income taxation under Code section 409A, then the taxable portion of such Account will be immediately distributed to the Participant (or his or her Beneficiary), notwithstanding the general timing rules otherwise described herein.

8.6	Compliance with Code Section 409A

It is intended that amounts deferred under this Plan will not be taxable under Code section 409A respect to any individual. All provisions of this Plan shall be construed in a manner consistent with this intent.

8.7	Construction

The validity of the Plan or any of its provisions will be determined under and will be construed according to federal law and, to the extent permissible, according to the internal laws of the state of Illinois. If any provision of the Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if said illegal or invalid provision had never been included.

8.8	Legal Action

No legal action may be brought in court on a claim for benefits under the Plan after 180 days following the decision on appeal (or 180 days following the expiration of the time to make an appeal decision if no appeal decision is made). The provisions of this Plan are governed by, and subject to, the laws of the state of Illinois, U.S.A. without regard to the conflict of law provisions. For purposes of any action, lawsuit or other proceedings brought to enforce the provisions of this Plan, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the United States District Court for the Northern District of Illinois or any of the courts of the state of Illinois, U.S.A.

8.9	Tax Withholding

The Company, or other member of the Controlled Group, as applicable, has the right to deduct any federal, state, local or foreign taxes that are required to be withheld from any payments made hereunder. In addition, if prior to the date of payment of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company, or other member of the Controlled Group, as applicable, shall have the right to deduct such tax from any other payments made to the Participant or direct that the Participant’s Account be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.

APPENDIX A

List of Excluded Entities

As of January 1, 2019, Employees of the following entities are not eligible to participate in the Plan:

•	Aviall, Inc.

•	Inventory Locator Service, LLC

APPENDIX B

List of Participating Unions (by labor group code)

The following collective bargaining units are participating in the SSP in accordance with agreements in effect as of January 1, 2019:

Labor Group Code	Labor Group Description
207	SPEEA, Northwest Engineers: Members Hired before 3/1/13

207A	SPEEA, Northwest Engineers: Members Hired on or after 3/1/13 and before 2/18/16

207B	SPEEA, Northwest Engineers: Members Hired on or after 2/18/16

220	SPEEA, Northwest Technical Unit, Non-exempt: Members Hired before 3/22/13

220A	SPEEA, Northwest Technical Unit, Non-exempt: Members Hired on or after 3/22/13 and before 2/18/16

220B	SPEEA, Northwest Technical Unit, Non-exempt: Members Hired on or after 2/18/16

223	SPEEA Pilot Instructors Unit (SPIU) (formerly AMPA), Represented Pilots: Members Hired before 1/1/10

223A	SPEEA Pilot Instructors Unit (SPIU) (formerly AMPA), Represented Pilots: Members Hired on or after 1/1/10

229	SPEEA Pilot Instructors Unit (SPIU) (formerly AMPA New Represented): Members Hired before 1/1/09

229A	SPEEA Pilot Instructors Unit (SPIU) (formerly AMPA New Represented): Members Hired on or after 1/1/09